Exhibit 99.1

Marathon Oil Corporation

Non-Employee Director Compensation Package

Effective January 1, 2006

Annual Board Retainer	$50,000
Board Meeting Fees (per board meeting attended)*	$2,000
Committee Meeting Fees (per committee meeting attended)*	$2,000
Annual Director Stock Award*	$125,000
Committee Chair Retainer (Other than Audit Committee)	$6,000
Audit Committee Chair Retainer	$12,250
Annual Committee Member Retainer Fee	$0

*Not applicable to the Chairman of the Board of Directors.